10.15   Agreement of Sale

                                AGREEMENT OF SALE
                                -----------------

         THIS AGREEMENT OF SALE, made this 23rd day of September 1998, by and between McLURE HOTEL, INC., a West Virginia corporation, with its principal office and place of business located at One Bank Plaza, Wheeling, West Virginia, 26003 (hereinafter called "Seller"), and OHIO KEY I, INC. and OHIO KEY II, INC., Florida corporations, with offices c/o Lakeside Inn, 100 North Alexander Street, Mt. Dora, Florida, 32757 (hereinafter collectively called "Buyer").

         WHEREAS, the Seller owns certain real estate which includes the McLure House Hotel and Conference Center, a one hundred seventy-three (173) room full service hotel, together with an appurtenant apartment building containing approximately thirty (30) apartments, and an appurtenant seven-story parking garage with parking spaces for approximately two hundred twenty-five (225) vehicles, which real estate is more particularly described on Exhibit A, attached (hereinafter collectively called the "McLure Hotel"), and

         WHEREAS, the Seller has contracted with Lane Hotels, Inc., a Delaware corporation (hereinafter called "Manager"), to manage the McLure Hotel for the Seller pursuant to a Management Agreement dated effective as of the 1st day of November, 1995, and

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from the Seller the McLure Hotel for the purchase price of Three Million Two Hundred Thousand Dollars ($3,200,000.00) subject to adjustments for the proration of rents, taxes, utilities, expenses and receivables, all as hereinafter provided.

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         NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That for and in
consideration of the mutual covenants and agreements hereinafter contained, and for the consideration hereinafter set forth, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

         1. SALE AND PURCHASE. Seller agrees to sell and convey to the Buyer and Buyer agrees to purchase from the Seller, in accordance with the terms, conditions and covenants hereinafter set forth, all of Seller's right, title and interest in and to the McLure Hotel.

         2. THE PURCHASE PRICE. The purchase price for the McLure Hotel shall be Three Million Two Hundred Thousand Dollars ($3,200,000.00), which shall be paid in the following manner:

                  (A) Twenty-five Thousand Dollars ($25,000.00) payable to the Mumford Company (hereinafter called "Agent") as an earnest money deposit within five (5) days of the full execution of this Agreement. The deposit shall be held by the Agent and shall be distributed as follows:

                           (i) In the event the purchase and sale of the McLure
                  Hotel closes as contemplated by this Agreement, then the Agent shall pay the deposit to the Seller on the closing date, which shall be credited against the purchase price.

                           (ii) In the event Buyer violates or fails to perform
                  any of the terms or conditions of this Agreement then, at the election of the Seller, (a) the deposit shall be paid to and retained by Seller and Seller may pursue any and all rights available for damages, or (b) Seller may enforce this Agreement and pursue any and all remedies available at law or in equity including, but not limited to, a suit for specific performance.

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                           (iii) In the event Seller violates or fails to
                  perform any of the terms or conditions of this Agreement, then, at the election of the Buyer, (a) the deposit shall be paid to and retained by Buyer and Buyer may pursue any and all rights available for damages, or (b) Buyer may enforce this Agreement and pursue any and all remedies available at law or in equity including, but not limited to, a suit for specific performance. In the event that the Buyer initiates an action for specific performance or other remedy available in law or equity, the Agent shall hold the deposit in escrow pursuant to a determination by a court of competent jurisdiction as to which party is entitled to the funds, or as the parties may in writing jointly instruct. (B) The balance of Three Million One Hundred Seventy-five Thousand Dollars ($3,175,000.00) in cash, certified check or wire transfer funds at closing.

         3. TITLE. Title to the McLure Hotel shall be good and marketable fee simple title, free of all liens, encumbrances, restrictions, easements and rights of others, except such recorded easements, conditions, restrictions and limitations which shall not inhibit or prohibit the development, use and operation of the McLure Hotel as intended by Buyer.

         4. APPORTIONMENTS AND ADDITIONAL PAYMENTS. The following apportionments and additional payments are to be made:

                  (A) All rent from the various tenants occupying the premises shall be prorated to the date of closing. Any advance rents or security deposits of tenants shall be remitted to the Buyer. The rental paid by Undo's is both a base rent and an override. Undo's rent shall be prorated to the date of closing based on a proportion of both the base rent and any applicable override for the year of the closing. If not already provided for in the closing statement, Buyer shall remit to Seller within fifteen (15) days of receipt of any override payment from Undo's a proportionate share of the same prorated on the basis of the calendar year and the portion of the year during which each party owned the McLure Hotel.

                  (B) Provided that the Buyer accepts the transfer of such policies, premiums on transferable insurance policies or renewals of those expiring before the closing shall be prorated to the date of closing.

                  (C) Taxes, including real estate taxes, shall be prorated to the date of closing. Transfer taxes payable on the recording of the deed shall be paid by Seller.

                  (D) Utility charges shall be prorated to the date of closing, including water, electric, telephone, gas, sewer and any other applicable utility service charges affecting the premises.

                  (E) Employee vacation pay and other fringe benefits due current employees shall be paid by the Seller at the date of closing.

                  (F) Provided that the Buyer accepts the transfer and assignment of such contracts, all rents and charges payable under any servicing and/or maintenance contracts assignable to the Buyer, each of which will be identified by the Seller to the Buyer in advance of closing, shall be prorated to the day of closing. Each such contract shall be assigned to the Buyer who shall assume the obligations to be performed thereunder after the closing.

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                  (G) Employee accrued wages and/or salaries for the McLure
         Hotel shall be paid by Seller on the date of closing.

                  (H) An inventory shall be conducted as of the date of closing to determine the status of all current inventory and supplies, including linen, glass, cleaning and paper supplies and other items used in the day to day operation of the hotel. The Seller covenants and agrees to deliver at closing sufficient inventory to meet the day to day operation of the McLure Hotel for at least three turns of such inventory. The inventory of all kitchen equipment and all other supplies shall be restored to the original inventories at minimum which were identified and agreed to by the current Food and Beverage Lessee, Undo's.

                  (I) Within ten (10) days of the full execution hereof, Seller shall furnish to Buyer a full and complete accounting and listing of all accounts and liabilities of the Seller which shall be adjusted and reconciled pursuant to the provisions of this paragraph. Additionally, the parties shall determine and reconcile all accounts and liabilities of the McLure Hotel prorating all such expenses and accounts receivable as of the date of closing and adjust the accounts receivable and accounts payable, room deposits, security deposits and other funds on hand to determine the net cash adjustment from the balancing of such items. Any positive adjustment to such items shall be reflected by a supplemental cash payment of the Buyer to the Seller and a negative adjustment shall be reflected by a supplemental cash payment from the Seller to the Buyer. Such prorations and reconciliations shall be confirmed by the accountants for the parties within thirty (30) days of the closing.

         5. INSTRUMENTS OF CONVEYANCE. Transfer of the foregoing assets and contract rights by Seller to Buyer shall be made at the Closing provided for herein by Seller's execution of a General Warranty Deed as to the real property, subject to all recorded conditions, restrictions and easements, none of which shall materially and adversely affect the use and enjoyment of the McLure Hotel, a bill of sale conveying the personalty "As Is" without any warranty as to merchantability or otherwise, (with the exception of warranty of title), an assignment of all licenses, permits and contracts referred to herein, and such other instruments as may be required to convey to Buyer, or its assigns, the foregoing assets.

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         6. CONDITIONS. This Agreement is subject to the following conditions:

                  (A) Buyer shall have the right to enter upon the McLure Hotel and to make all inspections and investigations of the books and records relating to the McLure Hotel and of the condition of the McLure Hotel which it has deemed necessary; such inspections shall occur between the date of this Agreement and the Closing Date. At Buyer's expense, Buyer shall have the right to have the following tests and inspections performed.

                           (i) An inspection of the McLure Hotel by an engineer
                  or contractor selected by the Buyer.

                           (ii) An environmental audit by an environmental
                  consultant or consulting firm selected by the Buyer.

                           (iii) A survey of the subject real property,
                  certified in favor of Buyer and the title insurer, the right to which survey shall be waived if not performed by Buyer.

                  (B) Seller hereby grants access to the McLure Hotel to Buyer and Buyer's agents for those purposes. Prior to commencing any inspections on the McLure Hotel, Buyer shall provide Seller with reasonable notice of its intention to conduct inspections. Buyer shall coordinate with Seller any on-site inspections of the McLure Hotel, which inspections shall be conducted during normal business hours. All information obtained by Buyer from its inspection of the McLure Hotel shall be kept confidential except for disclosures to such professionals, mortgage lenders and permitted assignees as may be connected with the acquisition of the McLure Hotel.

                  (C) In the event Buyer is unsatisfied with either the inspection, audit, or its own analysis for any material reason, in the Buyer's sole discretion, Buyer shall have the right to terminate this Agreement and declare this Agreement null and void; provided, however, that if Buyer does not provide notice to the Seller of the Buyer's exercise of this right to terminate no later than 5:00 p.m. thirty (30) days after the full execution of this Agreement by both parties, that right to terminate this Agreement shall be deemed waived and this Agreement shall be in full force and effect. In the event that the Buyer elects to exercise such right of termination, the earnest money deposit shall be forthwith returned to the Buyer by the Agent, and neither Seller nor Buyer shall be further obligated to the other.

                  (D) The Buyer agrees to accept the property and the personalty in "As Is" condition as of Closing. Buyer agrees that, except as provided in this Agreement, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent of Seller, or any salesperson or broker involved in this transaction as to the condition of the property, including, but not limited to, any representations, statements or warranties as to the physical condition of the property with respect to applicable building, zoning, subdivision, environmental or land use laws, codes, ordinances, rules or regulations; the state of repair of the property; or otherwise in any respect. Buyer is relying upon the warranties and representations contained in this Agreement and in the documents supplied by Seller.

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                  (E) The Seller shall, within ten (10) days of the full
         execution hereof, complete and deliver to the Buyer, the applicable items noted on the Due Diligence Checklist attached hereto and by reference incorporated herein.

                  (F) Buyer confirming, to its satisfaction, that the following leases (hereinafter "Leases") involving the McLure Hotel constitute the only leases, other than the apartment leases hereinafter described, in effect regarding the McLure Hotel, and that the same are valid and subsisting Leases as of the date of closing:

                           (i) Lease dated May 1, 1998, from McLure Hotel, Inc.
                  to Cafe La News for certain store front property;

                           (ii) Lease dated the 14th day of February, 1996, by
                  and between McLure Hotel, Inc. and Watkins & Trott, Inc. for certain storefront property;

                           (iii) Lease dated the 31st day of January, 1996, by
                  and between McLure Hotel, Inc. and Sparachane Enterprises, Inc., d/b/a Undo's for certain food service and banquet facilities;

                           (iv) Lease dated the 31st day of December, 1996, by
                  and between McLure Hotel, Inc. and Enterprise Rent-A-Car Company of Pittsburgh for certain storefront property, an antenna and parking.

                           (v) Management Agreement for Anthony Wayne - Parking
                  Garage.

                           (vi) Lease dated February 1, 1988, by and between
                  McLure Land Company and Mancan, Inc. d/b/a Manpower for certain storefront property.

                           (vii) A schedule of the apartment tenants including
                  the name of the tenant, the dates of the rental term, the amount of monthly rental and the current status of the rental payments will be delivered by Seller to Buyer within five (5) days of the full execution hereof.

                           (viii) Lease dated March 1, 1990, by and between
                  McLure Land Company and Associates Financial Services Company of West Virginia, Inc. for certain storefront property.

                  (G) Seller shall, prior to the closing date, provide written notice of termination of the Lease Agreement between McLure Hotel, Inc. and Sparachane Enterprises, Inc. in accordance with Paragraph 2 of said Lease permitting the Seller to terminate such Lease upon sixty (60) days prior written notice to Sparachane Enterprises, Inc.

                  (H) Seller shall, at or prior to the closing date, provide written notice of termination of the Management Agreement between Seller and Lane Hotels, Inc. in accordance with Section 11.02(b) of said Agreement permitting the Seller to terminate such Agreement upon the closing of the sale of the McLure Hotel to a non-affiliated third party.

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                  (I) Seller has good and marketable title to the real estate and to those assets conveyed or to be conveyed hereunder and such assets shall at the time of closing be free and clear of all liens, encumbrances, restrictions, and claims of every kind and nature whatsoever, except for those encumbrances which do not materially affect the marketability of the title to the real estate or materially adversely affect the use and enjoyment of the real estate for its intended purpose.

                  (J) Promptly after the execution hereof, Buyer shall apply for issuance by a Title Insurer of its choice, for a commitment for an ALTA owner's title insurance policy, insuring title to the real property for the full purchase price. The cost of the title insurance commitment and owner's policy shall be paid by Buyer. The title commitment and owner's policy shall insure marketable title subject only to those qualifications contained herein, and easements and reservations of record and those which shall be discharged by Seller at or before closing. Buyer shall have ten (10) days, from date of receiving the commitment, to examine same. If title is found defective, Buyer shall, within seven (7) days thereafter, notify Seller in writing specifying defect(s). If said defect(s) render title unmarketable, Seller shall have one hundred twenty (120) days from receipt of notice within which to remove said defect(s), and if Seller is unsuccessful in removing them within said time, Buyer shall have the option of either (1) accepting the title as it then is, or (2) demanding a refund of all monies paid hereunder which shall forthwith be returned to Buyer and thereupon Buyer and Seller shall be released, as to one another, of all further obligations under this Agreement. Seller agrees that Seller will, if title is found to be unmarketable, use diligent effort to correct the defect(s) in title within the time provided therefore, including the bringing of necessary suits. Any encroachment, overlap, easement (other than existing power or utility easements) or other discrepancy revealed by a survey of the property shall be treated like a title defect under the provisions of this paragraph.

         7. REPRESENTATIONS CONCERNING LEASES. The Seller represents and warrants to the Buyer that each of the foregoing identified Leases are valid and subsisting leases and that they are the only written Leases affecting the McLure Hotel; that Seller has not sold, assigned, transferred or pledged any of the rents, issues or profits from said Leases; that no rents, issues or profits of the Leases becoming due subsequent to the date hereof have been collected by Seller other than as specifically provided in the Lease Agreements, nor has payment of any of the same been anticipated, waived, released, discounted or otherwise discharged or compromised by the Seller. There are no other leases, oral or written, except for the Leases and the apartment leases listed on the attached schedule.


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         8. PERSONAL PROPERTY. The sale of the McLure Hotel shall include all fixtures, chattels, and articles of personal property that are now, or later may be, placed upon, attached to, or used in connection with or in the operation of the McLure Hotel, regardless of whether enumerated herein, including, among other items, furnaces, boilers, radiators and piping, plumbing and bathroom fixtures, refrigeration, air conditioning and sprinkler systems, washtubs, sinks, gas and electric fixtures, stoves, ranges, awnings, screens, window shades, elevators, motors, refrigerators, kitchen cabinets, incinerators, and all furniture, fixtures, silverware, linen, china, glassware, napery, and all other articles of personal property owned by the Seller and used in connection with that portion of the premises used and operated as the McLure Hotel.

         Seller represents that it owns all of the above property free from liens and encumbrances, except as set forth hereinafter. Expressly excluded, however, are the following:


                  (A) Fixtures, chattels, and articles of personal property in that portion of the premises known as Watkins & Trott, Enterprise Rent-A-Car, Cafe La News and Undo's storefront locations and leased areas, all of which are owned by the tenants in possession.

                  (B) Furniture, furnishings and articles of personal property owned by tenants or occupants of rooms, apartments, or other areas in that portion of the premises used and operated as an apartment complex; and

                  (C) Certain kitchen and bar appliances, dishes, cooking utensils, food inventory and other items owned by Undo's in the operation of its food service operation within the McLure Hotel as described on Exhibit B, attached hereto.

         9. CLOSING. The closing of the transaction contemplated hereby shall be held within fifteen (15) days of the end of the Buyer's due diligence period as provided in Paragraph 6(C), unless otherwise agreed to by the parties in writing, and shall be held at the offices of Seller or such other location as the parties shall mutually agree.

         10. TITLE EXAMINATION. Buyer shall pay the cost of any title examination undertaken by Buyer with respect to the McLure Hotel.


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         11. DAMAGE OR DESTRUCTION. Between the date hereof and the date of closing, Seller assumes the full risk of any damage or destruction by fire or the elements to the property, including without limitation, the buildings, and other improvements, and the cost of the work of restoring, rebuilding, repairing and replacing the same shall be borne by Seller, at its sole cost and expense, before the closing date. Such risk of loss or damage assumed by Seller shall continue until the actual delivery of the deed of conveyance at closing in accordance with the terms of this Agreement. In the event of loss or damage occurring prior to closing, Seller shall have, at its election, the right to either repair the damage or assign to Buyer the rights to any proceeds of insurance. In the event Seller elects to make an assignment of insurance proceeds, then Buyer may, at its election, (a) consummate the purchase contemplated hereunder by paying the full purchase price herein set forth, with Buyer receiving the proceeds of insurance or (b) cancel this Agreement by written notice to Seller, in which case the deposit, together with interest accrued thereon, shall be forthwith returned to Buyer and neither of the parties hereto have any further liability or obligation hereunder.

         12. CONDEMNATION. If, prior to closing, all or any part of the property shall be condemned by governmental or other lawful authority, then this Agreement shall be null and void, the deposit and interest accrued thereon shall be returned to Buyer, and neither party shall have any further liability hereunder.

         13. GOVERNING LAW. This Agreement shall be governed by the laws of the State of West Virginia.

         14. NOTICES. All notices, demands or other communications which are required or permitted to be given hereunder shall be in writing and personally served or shall be sent by certified mail, postage prepaid, return receipt requested, addressed to the respective parties as follows:



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


         If to Seller:

         Mr. Paul M. Limbert
         Vice Chairman
         Wesbanco Bank Wheeling
         One Bank Plaza
         Wheeling, WV 26003

         with a copy to:

         James C. Gardill, Esq.
         PHILLIPS, GARDILL, KAISER & ALTMEYER
         61-14th Street
         Wheeling, WV 26003

         If to Buyer:

         James C. Barggren
         Ohio Key I, Inc.
         c/o Lakeside Inn
         100 North Alexander Street
         Mt. Dora, Florida  32757

         with a copy to:

         Warren J. Knaust, Esq.
         Knaust & Valente, P.A.
         2730 Central Avenue
         St. Petersburg, FL 33712

         Telephone: (813) 327-3272
         Facsimile: (813) 328-1401

         and

         Gorham Rutter, Jr., Esq.
         P.O. Box 915454
         Longwood, FL 32791-5454
         Telephone: (407) 592-5467
         Facsimile:  (407) 869-5584
                           (407) 869-5467



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         15. ENTIRE AGREEMENT/SURVIVAL. This Agreement, including exhibits hereto, represents the entire Agreement between the parties with respect to the property and may not be modified or terminated, except by agreement, in writing, signed by the parties. All representations, covenants, warranties and promises to perform herein contained shall survive closing hereunder, except as otherwise expressly stated.

         16. POSSESSION. Buyer shall be entitled to possession at closing, subject, however, to Buyer's right to inspect the property as hereinabove provided prior to closing.

         17. PROPERTY SOLD "AS IS". Subject to the right to inspect the property as provided in Paragraph 6 above and except as to the warranties and representations otherwise provided herein, Buyer acknowledges that it has not relied on statements of the Seller or Seller's agents with respect to the condition of the property and accepts the property "as is".

         18. BINDING EFFECT. This Agreement shall be binding upon and shall benefit the parties hereto and their respective heirs, successors and assigns.

         19. BROKER. Seller represents to Buyer that this sale was brought about by the Mumford Company as broker, and that the negotiations of the parties with respect to the terms hereof have been conducted through such broker. The Seller shall be responsible for the payment of any commissions to the broker, which said commissions shall be paid as of the date of closing.

         20. SELLER'S FINANCIAL REPRESENTATIONS. Seller has not made and does not make any representations as to the physical condition, income, expense, operation or other matter or thing affecting or relating to the McLure Hotel, except as herein specifically set forth, and Buyer acknowledges that no such representations have been made. Seller is not liable or bound in any manner by any verbal or written statements, representations or information pertaining to the McLure Hotel furnished by any other person, except as specifically set forth herein. The parties acknowledge that the Buyer is expressly relying upon the accuracy of the financial information prepared by Lane Management Company, as submitted to Seller.

         21. TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                                     McLURE HOTEL, INC.
                                                     By   /s/Paul M. Limbert
                                                         -----------------------
                                                              Its     Treasurer

                                                     OHIO KEY I, INC.
                                                     By    /s/C. John Knorr, Jr
                                                         -----------------------
                                                              Its    President

                                                     OHIO KEY II, INC.
                                                     By    /s/C. John Knorr, Jr
                                                         -----------------------
                                                              Its    President


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



                           ACKNOWLEDGMENT AND RECEIPT
                           --------------------------

         GEORGE W. MUMFORD, on behalf of The Mumford Company, hereby acknowledges receipt of the sum of Twenty-five Thousand Dollars ($25,000.00) earnest money deposit this 1st day of October, 1998, pursuant to the provisions of Section 2 of the foregoing Agreement and agrees to abide by the terms and provisions thereof with respect to the application of said earnest money deposit.

                                                          /s/ George W. Mumford
                                                             -------------------
                                                              GEORGE W. MUMFORD


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